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EXHIBIT 15.1

August 13, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

RE:	ALCIDE CORPORATION 1993 STOCK INCENTIVE PLAN
ALCIDE CORPORATION 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Commissioners:

We are aware that our reports dated April 22, 2004 and July 22, 2004 on our reviews of interim financial information of Ecolab Inc. (the "Company") for the three-month periods ended March 31, 2004 and 2003, and for the three- and six-month periods ended June 30, 2004 and 2003 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively, are incorporated by reference in this Post Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-114869).

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota

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  EXHIBIT 15.1